SUB-ITEM 77D(G)

MFS Emerging Markets Debt Fund, a series of MFS Series Trust X, changed its status from a non-diversified fund to a diversified fund as described in the supplement, dated September 29, 2015, to the Fund's prospectus, as filed with the Securities Exchange Commission via EDGAR on September 29, 2015, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.



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